Exhibit (d)(67)
PACIFIC SELECT FUND
AMENDMENT NO. 2 TO THE PORTFOLIO MANAGEMENT AGREEMENT
     The Portfolio Management Agreement (the “Agreement”) the first made the 1st day of May, 2003, and amended the 8th day of December, 2003 by and among Pacific Life Insurance Company (“Investment Adviser”), a Nebraska corporation, Goldman Sachs Asset Management, L.P. (“Portfolio Manager”), a Delaware limited liability partnership organized under the laws of the State of Delaware, and Pacific Select Fund, a Massachusetts business trust (the “Fund”), is hereby amended to add the provisions set forth below (together the “Amendment”), which is made this 22 day of August, 2006.
     In consideration of the renewal of the premises, the promises, and the mutual covenants contained in the Agreement and the good and fair consideration paid in connection with that Agreement.
Section 2 of the Agreement, Portfolio Manager Duties, is amended to add the following:
Portfolio Manager:
1.	will provide reasonable assistance to the Investment Adviser, custodian or recordkeeping agent for the Portfolio in determining or confirming, consistent with the procedures and policies stated in the Fund’s valuation procedures and/or the Registration Statement, the value of any Fund securities or other assets of the Portfolios for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Portfolio Manager or identifies for review by the Portfolio Manager. This assistance includes (but is not limited to): (i) designating and providing timely access, independently on an as needed basis and upon the request of the Investment Adviser or custodian, to one or more employees of the Portfolio Manager who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Board’s Valuation Committee convenes; (ii) notifying the Investment Adviser in the event any Portfolio’s security’s value does not appear to reflect corporate actions, news, significant events or such security otherwise requires reviews to determine if fair valuation is necessary under the Portfolio’s procedures (iii) notifying the Investment Adviser in the event the Portfolio Manager determines with respect to a security that is held by the Portfolio, the value of such security pursuant to the Portfolio Manager’s procedures for determining the fair value of a security; (iv) obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Portfolios; (v) verifying pricing and providing recommendations for fair valuations in accordance with the Portfolio’s valuation procedures, as they may be amended from time to time; and (vi) maintaining adequate records and written backup information with respect to the securities valuation assistance provided hereunder, and providing such information to the Investment Adviser or the Portfolio upon request. Such records shall be deemed Portfolio records.
2.	will assist the Portfolio and the Portfolio’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the 1940 Act. Specifically, the Portfolio Manager represents and warrants that it shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act, and shall provide the CCO with reasonable access to information regarding the Portfolio Manager’s compliance program, which access shall include on-site visits for the purpose of meeting with Portfolio Manager’s personnel and/or Portfolio Manager to discuss compliance programs as may be reasonably requested from time to time. In connection with the periodic review and annual report required to be prepared by the CCO pursuant to Rule 38a-1, the Portfolio Manager agrees to provide certifications as may be reasonably requested by the CCO related to the design and implementation of the Portfolio Manager’s compliance program.
3.	notwithstanding the above, the Portfolio Manager shall not be responsible for making any filings in connection with any securities litigation or class action lawsuits involving securities held or that were held in the Portfolio, and shall not incur any liability to the Investment Adviser by reason of any exercise of, or failure to exercise, any such discretion.
4.	will comply with the Portfolio’s policy on selective disclosure of Portfolio holdings of the Portfolio (the “Selective Disclosure Policy”), as provided in writing to the Portfolio Manager and as may be amended from time to time. The Portfolio Manager agrees to provide an annual certification with respect to compliance with the Portfolio’s Selective Disclosure Policy.
5.	will notify the Investment Adviser promptly in the event that, in the judgment of the Portfolio Manager, Portfolio share transaction activity becomes disruptive to the ability of the Portfolio Manager to effectively manage the assets of a Portfolio consistent with the Portfolio’s investment objectives and policies.
6.	will provide assistance as may be reasonably requested by the Investment Adviser in connection with compliance by the Portfolios with any current or future legal and regulatory requirements related to the services provided by the Portfolio Manager hereunder.
7.	will provide such certifications to the Portfolio as the Portfolio or the Investment Adviser may reasonably request related to the services provided by the Portfolio Manager hereunder.
Section 3 of the Agreement, Disclosure about Portfolio Manager, is amended to add the following:
With respect to the disclosure respecting each Portfolio, the Portfolio Manager represents and agrees that the description in the Portfolio’s prospectus contained in the following sections: “The Portfolio’s investment goal,” and “What the Portfolio invests in” (collectively, “Portfolio Description”) is consistent with the manner in which the Portfolio Manager intends to manage each Portfolio, and the description of “Risks you should be aware of” (“Risk Description”) is consistent with risks known to the Portfolio Manager that arise in connection with the manner in which the Portfolio Manager intends to manage the Portfolio.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year provided above for the Amendment.

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ James T. Morris	By:	/s/ Audrey L. Milfs

Name:	James T. Morris	Name:	Audrey L. Milfs
Title:	Chief Operating Officer	Title:	Vice President & Secretary

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Scott E. Kilgallen

Name:	Scott E. Kilgallen
Title:	Managing Director

PACIFIC SELECT FUND

By:	/s/ James T. Morris

Name:	James T. Morris
Title:	President